Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700

March 10, 2009

Mountain View, California

IRIDEX Reports Fourth Quarter and Full Year 2008 Financial Results

IRIDEX Corporation (Nasdaq/NMS: IRIX) today reported its financial results for the fourth quarter and full fiscal year ended January 3, 2009.

Revenues for the fourth quarter of 2008 were $12.1 million, a 14.1% decrease from the $14.1 million reported for the fourth quarter of 2007. The company’s net loss was $6.5 million or $0.74 per diluted share for the fourth quarter of 2008 compared with a loss of $15.8 million or a loss of $1.82 per diluted share in the fourth quarter of 2007. The fourth quarter results for 2008 and 2007 include an impairment charge of $5.4 million and $14.7 million, respectively, for write down of goodwill and intangible assets acquired from the AMS/Laserscope aesthetics acquisition which occurred in January 2007 and represents $0.61 and $1.69 per diluted share, respectively.

Revenues for the fiscal year ended January 3, 2009 were $48.5 million, compared with $55.5 million reported for 2007, a 12.6% decrease. Ophthalmology sales remained constant, the decrease in total revenues for fiscal 2008 was primarily attributable to a reduction in aesthetics sales resulting from the global contraction of the aesthetics market. The company’s net loss, excluding the impact for the write down of goodwill and intangibles was $2.0 million or $0.23 per diluted share for the 2008 fiscal year compared with a net loss of $7.6 million or $0.91 per diluted share in 2007. Including the write down of goodwill and intangibles, the results were a net loss of $7.4 million or $0.84 per diluted share for 2008 compared with a net loss of $22.3 million and $2.69 per share for 2007.

Mr. Theodore A. Boutacoff, President and CEO stated, “2008 presented us with a number of challenges. At the beginning of the year we set our goals to become cash flow positive, pay the $6.3 million we owed American Medical Systems Inc. (AMS), renegotiate our bank debt, and return the company to financial stability. These tasks were made more challenging by the effects of the global recession. We executed well and we achieved our objectives: in the first quarter of 2008 we renegotiated our bank debt, in the third quarter of 2008 we made our final payment to AMS and in the fourth quarter of 2008 we generated $2.3 million in cash from operations. Excluding payments to AMS, we generated a total of $6.2 million in cash during 2008. We exited 2008 having established financial stability and we are now better positioned to navigate the current recession.

“Going forward, our primary financial focus will remain cash management, we will closely monitor our revenues and manage our expenses accordingly; and we expect a 5-10% improvement in gross margins as a result of us working through a number of issues that were negatively impacting our margins in 2008. Our dominant market focus will be our Ophthalmology business which we see as our core competency and where we believe we can achieve long term sustainable growth. Furthermore, our Ophthalmology business has historically been less impacted during recessionary times due to demand for Ophthalmology treatments being non-elective and reimbursable by insurance and because a significant portion of our Ophthalmology business comes from recurring revenues, consisting of disposable products and service. These recurring revenues for 2008 totaled 53% of our Ophthalmology sales. Including Aesthetics service revenue, total recurring revenues represented 50% of total company revenues.”

Gross margin for the fourth quarter of 2008 was 37.5% compared with 44.6%, for the fourth quarter of 2007. Gross margin for the full year 2008 represented 40.6% of revenues, compared with 43.7% for 2007. Gross margins for the fourth quarter of 2008 and for the full year 2008 were negatively impacted by: amortization of intangible assets; expensing of previously capitalized manufacturing overhead costs as a consequence of reducing inventory levels during 2008; and increases in inventory reserves, primarily relating to aesthetics inventory. The aggregate impact of these items for the fourth quarter of 2008 was to reduce gross margin by 11.6% and for the full year 2008 by 8.3%.

Excluding the impairment charge for the write down of goodwill and intangible assets, operating expenses for the fourth quarter 2008 were $5.5 million compared with $7.3 million for 2007. A similar comparison for full year 2008 reflects operating expenses of $21.9 million compared to $33.7 million for 2007. Including the impairment charge, operating expenses for the fourth quarter 2008 were $10.9 million compared with $22.0 million for 2007 and for the full year 2008 $27.2 million compared to $48.4 million for 2007.

Liquidity and Capital Resources

As of January 3, 2009, the company had fully repaid AMS and had cash and cash equivalents of $5.3 million, bank debt of $6.0 million and a working capital balance of $9.2 million. In comparison, as of December 29, 2007, the company had cash and cash equivalents of $5.8 million, not including restricted cash, bank debt of $6.1 million net of restricted cash, owed $6.3 million to AMS as a result of the AMS/Laserscope acquisition and had a working capital balance of $7.7 million.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of costs associated with the write down of goodwill and intangible assets acquired in the AMS/Laserscope aesthetics acquisition in January 2007, in the fourth quarter 2008 and the fourth quarter 2007. The Company believes that the presentation of results excluding these write down charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. Therefore, the Company believes the non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to the Company’s historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP should be carefully evaluated.

Conference Call

Interested parties may access the live conference call via telephone by dialing (800) 366-8058 (US) or (303) 262-2190 (International), or visit the Company’s website at www.iridex.com. A telephone replay will be available beginning on Tuesday, March 10, 2009 through Tuesday, March 17, 2009 by dialing (800) 405-2236 (US) or (303) 590-3000 (International) and entering Passcode 11127343#. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the company’s growth strategy and prospects, gross margins, revenues, and liquidity and capital resources. Please see a detailed description of these risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, and our subsequent Form 10-Q reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2009	December 29, 2007	January 3, 2009	December 29, 2007
Revenues	$12,145	$14,142	$48,528	$55,532
Cost of revenues	7,592	7,836	28,849	31,248

Gross profit	4,553	6,306	19,679	24,284

Operating expenses:
Research and development	1,015	1,143	4,009	5,779
Selling, general and administrative	4,485	6,190	17,842	27,930
Impairment of goodwill and intangible assets	5,364	14,690	5,364	14,690

Total operating expenses	10,864	22,023	27,215	48,399

Loss from operations	(6,311)	(15,717)	(7,536)	(24,115)
Legal settlement		—	800	2,500
Interest and other expense, net	(81)	(41)	(507)	(644)

Loss before income taxes	(6,392)	(15,758)	(7,243)	(22,259)
Provision for income taxes	(111)	(13)	(127)	(13)

Net loss	$(6,503)	$(15,771)	$(7,370)	$(22,272)

Net loss per share - basic and diluted	$(0.74)	$(1.82)	$(0.84)	$(2.69)

Shares used in computing net loss per share - basic and diluted	8,824	8,679	8,824	8,293

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 3, 2009	December 29, 2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,307	$5,809
Restricted cash	—	3,800
Accounts receivable, net	8,199	8,876
Inventories, net	11,644	15,967
Prepaids and other current assets	540	1,051

Total current assets	25,690	35,503
Property and equipment, net	832	1,621
Goodwill	0	3,239
Other intangible assets, net	1,474	5,944
Other long term assets	229	347

Total assets	28,225	46,654

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,415	$2,887
Bank line of credit	6,000	4,863
Accrued compensation	1,729	2,024
Accrued expenses	2,249	7,809
Accrued warranty	1,345	1,895
Deferred revenue	2,741	3,350
Bank term loan	—	5,016

Total current liabilities	16,479	27,844

Stockholders’ Equity:
Convertible preferred stock, $.01 par value:
Authorized: 2,000,000 shares; Issued and outstanding: 500,000 shares in 2008 and 2007	5	5
Common Stock, $.01 par value:
Authorized: 30,000,000 shares; Issued and outstanding: 8,824,301 shares in 2008 and 2007	89	89
Additional paid-in capital	39,105	38,695
Accumulated other comprehensive loss	(192)	(88)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(26,831)	(19,461)

Total stockholders’ equity	11,746	18,810

Total liabilities and stockholders’ equity	$28,225	$46,654